Exhibit 4.20

Creditor’s Right Transfer and Loan Agreement

Contract No.: DQCQ/JTJKHT-01
Venue of Execution: 666 Long Du Avenue, Wanzhou, Chongqing

Party A: Chongqing Daqo New Energy Co. Ltd.
Legal Representative: Xu Guangfu
Authorized Agent: Yao Gongda
Domicile: 666 Long Du Avenue, Wanzhou, Chongqing
Tel: 02364866606
Zip Code:

Party B: Daqo Group Co. Ltd.
Legal Representative: Xu Guangfu
Authorized Agent:
Domicile: 66 Da Quan Road, Xinba Town, Yangzhong City, Jiangsu Province
Tel: 051188411627
Zip Code:

Party C: Chongqing Daqo Solar Co., Ltd.
Legal Representative: Xu Guangfu
Authorized Agent:
Domicile: 666 Long Du Avenue, Wanzhou, Chongqing
Tel: 02364866606
Zip Code:

As Party A has continually borrowed funds from Party C for its production and operating activities, as of June 30, 2016, Party A owed to Party C (being a wholly owned subsidiary of Party B) an aggregate amount of RMB 204,699,000.00. Now therefore Party A, Party B and Party C, on the basis of the principles of equality, voluntariness and honesty, agree as follows with respect to the matters regarding (1) the transfer by Party C to Party B of its creditor’s right against Party A and (2) the repayment of such loan by Party A:

Article 1: Transfer of Creditor’s Right

The Parties unanimously acknowledge that as of June 30, 2016, Party A owed to Party C an aggregate loan amount of RMB 204,699,000.00. Party B and Party C agree that the creditor’s right owned by Party C to Party A shall be transferred to Party B in its entirety, such that Party A owes to Party B an outstanding loan amount of RMB 204,699,000.00.

Article 2: Notice of Creditor’s Right Transfer, etc.

Following the execution of this Agreement, Party C shall not be obligated to notify Party A with respect to the transfer of the creditor’s right, and Party A shall be obligated to repay the loan to Party B. After the transfer of creditor’s right, the borrower and creditor relationship between Party B and Party C will be settled between themselves without Party A being involved.

Article 3: Amount and Term of Loan

1.	Party A and Party B confirm that upon the effectiveness of this Agreement, Party A owes Party B a loan amounting to RMB 204,699,000.00 (RMB two hundred and four million six hundred and ninety-nine thousand).

2.	The term of the loan shall be 3 years from July 1, 2016 to June 30, 2019.

3.	Party A shall send a written notice to Party B seven working days in advance prior to prepayment during the term of the loan.

Article 4: Interest Rate and Interest

1.	Following negotiation and mutual agreement between Party A and Party B, Party A has to pay Party B cost of capital from July, 2016, at a rate calculated based on three-year base lending rate of People’s Bank of China prevailing during the same period, plus 20%. In case the base rate is adjusted during the term of the loan, the cost of capital shall be adjusted accordingly on the first day of the month immediately following such adjustment of base rate. If Party A prepays the principal of the loan, the capital occupation fee shall be calculated based on the actual outstanding amount occupied and the number of days for which the amount was outstanding. The cost of capital shall be paid quarterly on the 25th day of the last month of each quarter.

2.	The following bank account is designated by Party B as the receiving account and Party B warrants that such account is true and valid. Party A shall remit the principal and interest of the loan hereunder to this account within 7 working days upon the expiry of the term of the loan:

Bank:
Account Holder: Daqo Group Co. Ltd.
A/C:

Article 5: Extension of Loan Term

Party A shall submit a written application to Party B within ten working days prior to the maturity of the loan if it requests to extend the loan term due to its inability to repay the loan hereunder as scheduled. An extension agreement shall be entered into after approved by Party B upon examination.

Article 6: Warranties of Party A

1.	Party A is a PRC legal person duly incorporated under the laws of the People’s Republic of China, having the capacities for civil right and conduct necessary for its execution and performance of this Agreement and the ability to assume civil liabilities independently.

2.	All documents, statements and representations relating to the loan provided by Party A are legal, true, accurate and complete.

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Article 7: Obligations of Party A

1.	Party A shall repay the principal and pay the interest of the loan in accordance with the provisions of this Agreement.

2.	During the loan term, if Party A’s operating decisions experiences any material change (including without limitation share transfer, restructuring, merger, division, joint venture, partnership, change of business scope and registered capital), which may affect the rights and interests of Party B, Party A shall notify Party B in writing at least thirty calendar days in advance, and perform the repayment obligations or prepay the loan, or provide guarantee acceptable to Party B.

3.	Party A shall receive supervision of Party B, and upon Party B’s request, provide statements and other documents that truly reflect the use of the loan.

4.	Party A shall not transfer or otherwise assign any liabilities or obligations hereunder in any form whatsoever without written consent of Party B.

5.	If Party A transfers or disposes of all or a majority of its material assets or operating income, it shall notify Party B in writing at least thirty calendar days in advance, and perform the repayment obligations or prepay the loan, or provide guarantee acceptable to Party B.

6.	Party A shall immediately notify Party B in writing of any significant event that may affect Party A’s ability to perform this Agreement, including without limitation major economic disputes, closure, closedown, declaration of bankruptcy, dissolution, revocation of business license, cancellation, and deterioration of financial situation.

Article 8: Obligations of Party B

1.	Party B shall keep confidential the trade secrets of Party A or other materials, data and such other information required by Party A to be treated confidential that are acquired by Party B in connection with the negotiation, conclusion and performance of this Agreement.

2.	Party B shall receive interest at the rate and during the term provided herein. Party B shall consent to Party A’s request for prepayment after its receipt of Party A’s written notice.

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Article 9: Liabilities for Breach

1.	After this Agreement becomes effective, failure to perform obligations as provided herein shall be subject to applicable liabilities for breach.

2.	Party B shall be entitled to declare the loan to become immediately due, and require Party A to immediately repay the loan, interest and other expenses (the date when Party A is so required to repay such amounts shall be the expiry date of the loan term hereunder), if:

(1)	Party A fails to repay the loan and interest on time, and still fails to do so after urged by Party B in writing;

(2)	Party A is closed down, closes business, is declared bankrupt, dissolved, has its business license revoked, is canceled, involved in major economic dispute and suffers deterioration of financial conditions, etc.;

(3)	Party A fails to use the loan for the purposes agreed herein; or

(4)	Party A experiences a significant event that endangers, impairs or may endanger or impair the rights and interests of Party B.

3.	Party A has 15 days’ grace period for payment, and repayment and payment of interests within such grace period will not be deemed as a breach. If Party A fails to repay the loan after the expiry of the grace period, Party B may charge interest at the penalty rate from the due date to the repayment of principal and interest of the loan. The interest that fails to be paid on time shall be subject to a compound interest calculated at a penalty rate and in a manner of interest settlement as agreed herein.

Article 10: Notarization

Any Party shall agree on another Party’s request to notarize the content of this Agreement, with the notarization expenses to be borne by the requesting Party.

Article 11: Dispute Resolution

All disputes arising in connection with the performance of this Agreement shall be resolved by the Parties through negotiations; should such negotiations fail, the dispute shall be resolved by the People’s Court of competent jurisdiction over the venue of execution of this Agreement.

Article 12: Effectiveness, Amendment and Termination

1.	This Agreement shall become effective as of the date when it is affixed with the signatures of the legal representatives or authorized agents, together with the company seals or contract seals of the three Parties.

2.	After the effectiveness of this Agreement, none of the Parties may amend or terminate this Agreement except otherwise agreed herein; any amendment to or termination of this Agreement, if necessary, shall be subject to a written agreement upon negotiations between the three Parties.

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Article 13: Miscellaneous

1.	Any matters not covered herein may be subject to a written supplementary agreement separately entered into by the Parties, attached hereto as an exhibit. Any appendix, amendment or supplement to this Agreement shall constitute an indispensable part of, and shall be equally binding as, this Agreement.

2.	This Agreement is made in six counterparts, two for each Party, all having equal effect.

(The execution page follows and no body text is contained thereafter)

Party A: Chongqing Daqo New Energy Co. Ltd.	Party B: Daqo Group Co. Ltd.
Signed by Legal Representative or Authorized Agent:	Signed by Legal Representative or Authorized Agent:
Seal of Party A: (Seal of Chongqing Daqo New Energy Co., Ltd.)	Seal of Party B: (Seal of Daqo Group Co. Ltd.)
Date:	Date:

Party C: Chongqing Daqo Solar Co., Ltd.
Signed by Legal Representative or Authorized Agent:
Seal of Party C: (Seal of Chongqing Daqo Solar Co., Ltd.)
Date:

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